Exhibit (a)(4)
CYBERONICS, INC.
OFFER TO AMEND OR REPLACE ELIGIBLE OPTIONS
FREQUENTLY ASKED QUESTIONS
The following are answers to some of the questions that you may have about the Offer to Amend or Replace Eligible Options (the “Offer”) and the accompanying Letter of Transmittal (which, as they may each be amended or supplemented from time to time, constitute the “Offer Documents”). We urge you to read carefully the Offer Documents because the information in this summary is not complete and does not contain all of the information that is important to you.
1.	WHEN DOES THE OFFER COMMENCE?
The commencement date of the Offer is June 7, 2007.
2.	WHEN DOES THE OFFER EXPIRE?
The Offer will expire on July 6, 2007, at 11:59 p.m., Central Time, unless we extend the Offer. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration of the Offer.
3.	HOW AND WHEN DO I TENDER MY ELIGIBLE OPTIONS?
To tender one or more of your Eligible Options for amendment or replacement pursuant to the Offer, you must properly complete and duly execute your Letter of Transmittal and deliver it via facsimile, overnight courier or email using the following contact information:

By Facsimile: Facsimile Number (281) 853-2503.

By Overnight Courier:	Cyberonics, Inc.
100 Cyberonics Boulevard
Houston, Texas 77058
Attn: Tender Offer.

By Email: tenderoffer@cyberonics.com.
We must receive your completed Letter of Transmittal before 11:59 p.m. Central Time on July 6, 2007. If we extend the Offer beyond that time, you must deliver your completed and executed Letter of Transmittal before the extended expiration date of the Offer.
4. DURING WHAT PERIOD OF TIME MAY I CHANGE MY ELECTION WITH RESPECT TO MY ELIGIBLE OPTIONS?
You may withdraw your tendered Eligible Options at any time before 11:59 p.m., Central Time, on July 6, 2007. If we extend the Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration date of the Offer. To withdraw your tendered options, you must deliver a properly completed and signed Withdrawal Form via facsimile, overnight courier or email using the following contact information:

By Facsimile: Facsimile Number (281) 853-2503.

By Overnight Courier:	Cyberonics, Inc.
100 Cyberonics Boulevard
Houston, Texas 77058
Attn: Tender Offer.

By Email: tenderoffer@cyberonics.com.

If you withdraw your Eligible Options, then it will be your responsibility to take appropriate action to avoid any potential adverse taxation of those options under Section 409A (or state tax laws). You will be responsible for any penalty taxes, interest payments or other liabilities you may incur with respect to the withdrawn options. However, you may re-tender any Eligible Options withdrawn from the Offer, provided you again follow the tender procedures, as described in this document and the Letter of Transmittal, prior to the expiration of the Offer.
5. WHERE CAN I OBTAIN A COPY OF THE LETTER OF TRANSMITTAL?
Your personalized Letter of Transmittal was sent to you with the Offer Document on June 7, 2007, the first day of the Offer. To receive additional copies of the Letter of Transmittal, please contact Tabetha L. Yllander at (281) 727-2648 or tenderoffer@cyberonics.com
6. WHAT WILL HAPPEN TO MY TENDERED OPTIONS?
If Cyberonics accepts your tendered Eligible Options pursuant to the terms of the Offer, then each of those options will be amended to increase the exercise price per share to the lower of (i) the Fair Market Value per share of Cyberonics common stock on the revised measurement date determined for that option and (ii) the Fair Market Value per share of such common stock on the date on which the option is amended. The “Fair Market Value” per share of our common stock on any date means the closing selling price per share of our common stock on the last market trading day prior to that date.
However, if an Eligible Option you tender for amendment has an exercise price per share at or above the Fair Market Value per share of Cyberonics common stock on the amendment date, then that option will be cancelled on that date and immediately replaced with a new option that is exactly the same as the tendered Eligible Option it replaces, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date. Such cancellation and regrant is necessary in order to avoid any potential adverse taxation of that option under IRC Section 409A with respect to an Eligible Option whose current exercise price is not increased. Any New Option to be issued in cancellation of an Eligible Option that was granted under the 2005 Plan will be granted under the 2005 Plan; any New Option to be issued in cancellation of an Eligible Option granted under the 1996 Plan will be granted under the 1998 Plan.
7. WHAT ARE SOME OF THE KEY DATES TO REMEMBER?
The commencement date of the Offer is June 7, 2007.
The Offer will expire at 11:59 p.m., Central Time, on July 6, 2007 (unless we extend it).
The Eligible Options will be amended or replaced on July 9, 2007 (unless we extend the Offer).
The cash bonus will be payable on the Company’s first regular payroll date in January 2008.
8. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?
For additional information or assistance, you should contact Tabetha L. Yllander at (281) 727-2648 or tenderoffer@cyberonics.com.

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